As filed with the Securities and Exchange Commission on January 3, 2022

Registration Nos. 333-204547
333-201642
333-182435
333-168072
333-144280
333-143445
333-119958
333-76244
333-57415
033-61881
033-83024
033-12715

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-204547

Form S-8 Registration Statement No. 333-201642
Form S-8 Registration Statement No. 333-182435

Form S-8 Registration Statement No. 333-168072

Form S-8 Registration Statement No. 333-144280

Form S-8 Registration Statement No. 333-143445

Form S-8 Registration Statement No. 333-119958

Form S-8 Registration Statement No. 333-76244

Form S-8 Registration Statement No. 333-57415

Form S-8 Registration Statement No. 033-61881

Form S-8 Registration Statement No. 033-83024

Form S-8 Registration Statement No. 033-12715

UNDER
THE SECURITIES ACT OF 1933

Bryn Mawr Bank Corporation

(WSFS Financial Corporation as successor by merger to Bryn Mawr Bank Corporation)

(Exact name of registrant as specified in charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2434506 (I.R.S. Employer Identification No.)

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 525-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated Bryn Mawr Bank Corporation 2010 Long-Term Incentive Plan

Amended and Restated 2005 Stock Incentive Plan of Continental Bank Holdings, Inc.

Stand-alone Restricted Stock Agreements (Inducement Grants For New Employees), dated May 15, 2012

Bryn Mawr Bank Corporation 2010 Long-Term Incentive Plan

Bryn Mawr Bank Corporation 401(k) Plan (formerly the Thrift and Savings Plan)

Bryn Mawr Bank Corporation 2007 Long-Term Incentive Plan

Bryn Mawr Bank Corporation 2004 Stock Option Plan

Bryn Mawr Bank Corporation 2001 Stock Option Plan

Bryn Mawr Bank Corporation 1998 Stock Option Plan

Bryn Mawr Bank Corporation Non-Employee Directors Stock Option Plan

(Full title of the plans)

Rodger Levenson

Chairman, President and Chief Executive Officer

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware, 19801

(302) 792-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank M. Conner III

Christopher DeCresce

Charlotte May
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, D.C. 20001
(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to each of the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission by Bryn Mawr Bank Corporation, a Pennsylvania corporation (“Bryn Mawr” or the “Registrant”):

Registration Statement on Form S-8, File No. 333-204547, filed on May 29, 2015, registering 500,000 shares of common stock, par value $1.00 per share, of Bryn Mawr (“Bryn Mawr Common Stock”), for issuance under the Amended and Restated Bryn Mawr Bank Corporation 2010 Long-Term Incentive Plan.

Registration Statement on Form S-8, File No. 333-201642, filed on January 22, 2015, registering 107,309 shares of Bryn Mawr Common Stock to be issued and sold upon the exercise of options issued under the Amended and Restated 2005 Stock Incentive Plan of Continental Bank Holdings, Inc. (“CBH”) assumed by Bryn Mawr upon the closing of the merger of CBH with and into Bryn Mawr.

Registration Statement on Form S-8, File No. 333-182435, filed on June 29, 2012, registering 29,448 shares of Bryn Mawr Common Stock pursuant to stand-alone Restricted Stock Agreements (Inducement Grants For New Employees), dated May 15, 2012, between Bryn Mawr and each of six individuals as a material inducement to their employment with Bryn Mawr.

Registration Statement on Form S-8, File No. 333-168072, filed on July 12, 2010, registering 445,002 shares of Bryn Mawr Common Stock for issuance under the Bryn Mawr Bank Corporation 2010 Long-Term Incentive Plan.

Registration Statement on Form S-8, File No. 333-144280, filed on July 2, 2007, registering 300,000 shares of Bryn Mawr Common Stock pursuant to the Bryn Mawr Bank Corporation 401(k) Plan (formerly the Thrift and Savings Plan) (the “Bryn Mawr Bank Corporation 401(k) Plan”), and an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described therein.

Registration Statement on Form S-8, File No. 333-143445, filed on June 1, 2007, registering 428,996 shares of Bryn Mawr Common Stock for issuance under the Bryn Mawr Bank Corporation 2007 Long-Term Incentive Plan.

Registration Statement on Form S-8, File No. 333-119958, filed on October 26, 2004, registering 431,143 shares of Bryn Mawr Common Stock for issuance under the Bryn Mawr Bank Corporation 2004 Stock Option Plan.

Registration Statement on Form S-8, File No. 333-76244, filed on January 3, 2002, registering 192,663 shares of Bryn Mawr Common Stock for issuance under the Bryn Mawr Bank Corporation 2001 Stock Option Plan.

Registration Statement on Form S-8, File No. 333-57415, filed on June 22, 1998, registering 108,803 shares of Bryn Mawr Common Stock for issuance under the Bryn Mawr Bank Corporation 1998 Stock Option Plan.

Registration Statement on Form S-8, File No. 033-61881, filed on August 17, 1995, registering 20,000 shares of Bryn Mawr Common Stock for issuance under the Bryn Mawr Bank Corporation Non-Employee Directors Stock Option Plan.

Registration Statement on Form S-8, File No. 033-83024, filed on August 19, 1994, registering 54,430 shares of Bryn Mawr Common Stock for issuance under the Bryn Mawr Bank Corporation 1986 Restated Stock Option and Stock Appreciation Rights Plan.

Registration Statement on Form S-8, File No. 033-12715, filed on March 18, 1987, registering up to $500,000 in shares of Bryn Mawr Common Stock for issuance in connection with the interests in The Bryn Mawr Trust Company Thrift and Savings Plan.

On January 1, 2022, pursuant to the Agreement and Plan of Merger, dated as of March 9, 2021, by and between WSFS Financial Corporation (“WSFS”) and Bryn Mawr (the “Merger Agreement”), Bryn Mawr merged with and into WSFS (the “Merger”), with WSFS as the surviving corporation and successor-by-merger to the plans described in the Registration Statements.

1

In connection with the Merger, Bryn Mawr is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, Bryn Mawr hereby amends each Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Annex A in the Registrant’s Schedule 14A filed with the SEC on May 6, 2021.

2

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Bryn Mawr Bank Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wilmington, State of Delaware, on this 3rd day of January, 2022.

WSFS FINANCIAL CORPORATION as successor-in-interest to Bryn Mawr Bank Corporation

By:	/s/ Dominic C. Canuso
Dominic C. Canuso
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 of the Securities Act.

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the Bryn Mawr Bank Corporation 401(k) Plan have duly caused this Post-Effective Amendment No. 1 with respect to the Bryn Mawr Bank Corporation 401(k) Plan Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of Wilmington, State of Delaware, on this 3rd day of January, 2022.

BRYN MAWR BANK CORPORATION 401(K) PLAN

By: WSFS Financial Corporation, as successor-in-interest to Bryn Mawr Bank Corporation, Plan Sponsor

By:	/s/ Dominic C. Canuso
Dominic C. Canuso
Executive Vice President and Chief Financial Officer